UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
---------------
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2008

PARAGON SEMITECH USA, INC.
(Exact name of Registrant as specified in charter)

Delaware	000-52988	26-0291849
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification Number)

558 Lime Rock Road, Lakeville, Connecticut	06039
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (860) 435-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act  (17CFR230.425)
[ ]  Soliciting material pursuant to Rule14a-12 under the Exchange Act  (17CFR240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the  Exchange Act (17CFR240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act (17CFR240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Effective October 28, 2008, Mr. John D. Kuhns resigned from his position as the interim Chief Financial Officer of Paragon SemiTech USA, Inc. (the “Company”).

Effective October 28, 2008, the Company’s Board of Directors appointed Mr. Lin Han as Chief Financial Officer of the Company.

Mr. Lin Han, age 37, currently serves as part-time Chief Financial Officer of China Board Mill Corporation, a Delaware corporation with its Chinese operating subsidiary engaged in the production of wooden boards. Previously, he served as Chief Financial Officer of TOPCON (China) Corporation, the Chinese partner of a Japanese public company listed on Tokyo exchange and engaged in the business of manufacturing and sales of optical devices from June 2007 until September 2008. From February 2006 through May 2007, Mr. Han worked as the Senior Manager of Fortis Intertrust (Beijing) Co., Ltd., a consulting firm based in Beijing China. Mr. Han also worked for China Electronic Appliance Corp., a Chinese state-owned company in the business of production and sales of electronic parts, as a Deputy Financial Director from October 2003 to December 2005. Mr. Han graduated from University of Surrey with a degree of Master of Business Administration (“MBA”), and he received a bachelor degree in Auditing from the Capital University of Economics and Business in Beijing in 1994. Mr. Han is a Certified Public Accountant in China.

There is no family relationship between Mr. Han and any of the Company’s directors or management. Mr. Han has not had any business transactions with the Company prior to or as of the date of this Current Report.

The details of the employment arrangement between the Company and Mr. Han are still being negotiated.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2008

PARAGON SEMITECH USA, INC.
(Registrant)

By: /s/ Mary E. Fellows
Mary E. Fellows
Title: Executive Vice President and Secretary